Exhibit 10.8

NON-SOLICITATION, NONDISCLOSURE AND
CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made on May 9, 2008 between GSC Acquisition Company, a Delaware corporation (the “Company”) and Peter J. Dailey (“PJD”).

WHEREAS, the Company, GSCAC Holdings I LLC, a Delaware limited liability company, GSCAC Holdings II LLC, a Delaware limited liability company, GSCAC Merger Sub LLC, a Delaware limited liability company (“MergerSub”) and Complete Energy Holdings, LLC, a Delaware limited liability company (“CEH”) entered into an Agreement and Plan of Merger, dated as of May 9, 2008, (the “Merger Agreement”) upon the consummation of which Merger Sub will be merged with and into CEH, with CEH as the surviving entity and a subsidiary of the Company;

WHEREAS, in connection with and by virtue of the transactions contemplated by the Merger Agreement, PJD will transfer all his rights, title and interests in CEH in exchange for a portion of the “CEH Group Merger Consideration” (as defined in and determined pursuant to Exhibit F to the Merger Agreement);

WHEREAS, the Company and PJD desire to memorialize his agreement, in exchange for a portion of the CEH Group Merger Consideration, not to solicit employees of the Company or its affiliates or disclose any confidential information of the Company or any of its affiliates as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein, the CEH Group Merger Consideration and for other good and valuable consideration, the parties agree as follows:

1. Non-Solicitation.  During the two-year period beginning on the Closing Date (as defined in the Merger Agreement) (the “Restricted Period”), PJD will not induce any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates, or solicit for hire or employment or assist in the hiring or employment of any such employee by any Person (as defined in the Merger Agreement) not affiliated with the Company unless such employee shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months; provided, however, that this Section 1 shall not apply to any solicitation (or hiring or employment as a result of any solicitation) that consists of advertising in a newspaper or periodical of general circulation or through the Internet.

2. Nondisclosure and Nonuse of Confidential Information.  During the Restricted Period, PJD agrees not to disclose to others, use for his own benefit or purposes or the benefit or purposes of any other Person other than the Company and any of its affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, business planning, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any affiliate of the Company; provided that the foregoing shall not apply to (a) confidential information which is or becomes a part of the public domain or is available to the public by publication or otherwise without disclosure by PJD; (b) confidential information which, either prior or subsequent to the Company’s disclosure to PJD, was disclosed to PJD, without an obligation of confidentiality, by a third party who did not acquire such information, directly or indirectly from PJD or the Company, or from any third party who is under an obligation of confidentiality; or (c) any disclosure of confidential information by PJD which is required by law, including deposition or trial testimony by PJD pursuant to subpoena.  If PJD is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any confidential information, PJD will promptly notify the Company of such request or requirements so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement.  PJD confirms that he has returned to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, other than personal notes, notebooks and diaries.  PJD further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

3. Specific Performance.  PJD acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 or Section 2 would be inadequate and, in recognition of this fact, PJD agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

4. Assignment.  This Agreement shall not be assignable by PJD.

5. Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Counterparts; Effectiveness.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

7. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

8. Severability.  Should a court determine that any provision in this Agreement is illegal or unenforceable, such determination shall solely affect such provision and shall not impair the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GSC ACQUISITION COMPANY		PETER J. DAILEY

By:	/s/ Matthew Kaufman	/s/ Peter J. Dailey
	Name: Matthew Kaufman	Name: Peter J. Dailey
	Title: President	Address: Managing Director